EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Reoffer Prospectus of KB Home to be filed on or about January 24, 2005 and to the incorporation by reference therein of our report dated December 17, 2003, with respect to the consolidated financial statements of KB Home included in its Annual Report (Form 10-K) for the year ended November 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
January 24, 2005